Exhibit 99.1

QWEST REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2006 RESULTS

— ACHIEVES FULL YEAR NET INCOME AND EARNINGS PER SHARE MILESTONE

	2006	2005	Y over Y Change	Q4 2006	Q4 2005	Y over Y Change
Operating Revenues	$13,923	$13,903	0.1%	$3,488	$3,480	0.2%
Net Income (Loss)	593	(779)	nm	194	(528)	nm
Net Income (Loss) per Basic Share	0.31	(0.42)	nm	0.10	(0.28)	nm
Net Income (Loss) per Diluted Share	0.30	(0.42)	nm	0.10	(0.28)	nm

•                  Full Year of Net Income and Earnings Per Share

•                  Substantial Year-Over-Year Improvements in Strategic Areas:

•                  High-Speed Internet Subscribers Grow 44%

•                  Bundle Penetration Reaches 57%

•                  Consumer ARPU Expands by $3 to $51

•                  Adjusted EBITDA Margins Expand 250 basis pointsa

•                  Adjusted Free Cash Flow Grows by 55% to $1.4 billiona

•                  Customer Service Scores at All Time Highs

DENVER, Feb. 8, 2007 — Qwest Communications International Inc. (NYSE: Q) today reported fourth quarter and full year 2006 results highlighted by steady revenue, a full year and four consecutive quarters of net income and earnings per share, and 10 consecutive quarters of year-over-year margin expansion. For the year, Qwest reported earnings of $593 million, or $0.30 per diluted share compared with a loss of $779 million, or ($0.42) per share in 2005.

“Qwest reached many notable financial and operational milestones in 2006 due to our focus on the fundamentals — operate efficiently, remain disciplined with spending and deliver exceptional service to customers,” said Richard C. Notebaert, Qwest chairman and CEO. “With our solid financial foundation, we have an opportunity to deliver continued value to all our constituents.”

a See attachment E for Non GAAP Reconciliation

Financial Results

Qwest reported revenue of $3.5 billion for the fourth quarter and $13.9 billion for the year, benefiting from growth in data and Internet services across all sales channels. Qwest’s growth products and services are a meaningful part of the portfolio and continue to expand rapidly. High-speed Internet, data, wireless and long distance services contributed more than 55 percent of revenue in the fourth quarter of 2006 and revenue increased 8 percent over the prior year quarter.

Mass markets posted another quarter of growth as the channel’s initiatives directed toward customer retention, increased bundle penetration and ARPU improvements more than offset access line loss pressures. Mass market revenues in the quarter grew 1.5 percent compared to the year ago quarter, even with $8 million in nonrecurring revenue reduction associated with settlement-related customer credits in New Mexico and Oregon, as well as the impact of further reductions in universal service rates. For the year, mass markets revenues grew 2.4 percent — more than twice the rate of growth in 2005.

Wholesale continues to successfully implement its strategy of profitable growth. Wholesale revenues held flat as growth in data revenue essentially offset continued and anticipated pressures in long distance and the local market.

Business quarterly revenues held essentially flat compared to the prior year and sequentially as growth in key data products and services continue to offset migration of customers off our legacy products. Enterprise growth products continue to gain traction and now represent over 21 percent of business revenues growing at over 30 percent on an annualized basis.

“We delivered on our objectives for the year,” said Oren G. Shaffer, Qwest vice chairman and CFO. “Margins expanded toward our target of the mid-30 percent range, free cash flow grew significantly, sustainable profitability was achieved and shareholders were rewarded through our share repurchase program.”

Qwest’s operating expenses totaled $12.4 billion for the year, a savings of $680 million, or 5.2 percent, from 2005. Improvements in productivity and operating efficiencies and lower facility costs drove the decline. Fourth quarter operating expenses declined $156 million, or 4.8 percent, over the fourth quarter of 2005, driven by lower facility costs, depreciation expense and realignment costs.  Fourth quarter expenses were also negatively impacted by the effects of heavy storms in the West and Pacific Northwest.

Qwest’s adjusted EBITDA margins for the year were 31.5 percent compared to 29.0 percent for 2005. Consistent with the company’s objective of continued margin expansion to the mid 30 percent level, the fourth quarter marked the tenth consecutive quarter of year-over-year margin expansion.

Net income for the quarter improved to $194 million and included a gain on the sale of real estate of $61 million. By comparison, in the year-ago quarter the company posted a loss of $528 million, which include a charge of $430 million related to debt extinguishment.

For the year, Qwest reported net income of $593 million, which included gains of $156 million for one-time non-operating items. This compared with a loss of $779 million in 2005, which included a net charge of $199 million for one-time non-operating items.

Cash Flow, Capital Spending and Interest

The company generated solid free cash flow of $594 million in the quarter resulting from continued improvement in operating results and lower debt levels. Free cash flow for the year totaled $1.4 billion before one-time items, an annual increase of approximately $500 million, or 55 percent.

Fourth-quarter capital expenditures totaled $406 million, compared to $503 million in the year-ago quarter, consistent with our discussed intention to deploy 2006 capital earlier in the year to accelerate sales returns. For the full year, capital expenditures totaled $1.63 billion compared to $1.61 billion in 2005. Approximately 40 percent of the full-year wireline spend was directed toward enabling higher speeds and expanding broadband footprint with an additional 35 percent spent on growth. Capital spending in 2007 is expected to approximate the 2006 level as the company continues to focus on support for the highest service levels and disciplined investment in key growth areas.

Interest expense totaled $284 million for the fourth quarter, compared to $338 million for the fourth quarter a year ago. For the full year, interest expense was $1.17 billion, down $314 million from 2005 as a result of retirement of high coupon, legacy debt and lower debt levels.

Balance Sheet Update

In 2006, Qwest made further improvements to the balance sheet and free cash flow, with total net debt (gross debt less cash and short-term investments) declining to $13.4 billion, down $1.1 billion since year-end 2005. The company maintained strong liquidity, ending the year with cash and short-term investments of $1.5 billion.

During the quarter, the company’s efforts to improve its overall financial profile resulted in upgrades by the three major credit rating agencies — Fitch Ratings, Moody’s and S&P — with Fitch Ratings upgrading Qwest Corp. (QC) debt to investment-grade.

For the year ended Dec. 31, 2006 Qwest adopted Statement of Financial Accounting Standards No.158, related to accounting for employee benefit plans.  Upon adoption shareholders’ equity improved by approximately $1 billion and assets and liability accounts changed by an equal amount.

Bundles

Qwest continues to experience measurable success in growing the number of customers who subscribe to more than one service. Qwest’s full-featured bundled offering includes digital voice, high-speed Internet access, a national wireless offering and integrated TV services through Qwest’s own ChoiceTV or its marketing alliance with DIRECTV, Inc.

The company’s bundle penetration increased to 57 percent in the quarter, compared to 51 percent a year ago. Sales of voice packages with three or more products continue to reduce churn and drive significant growth. Customer demand for value-added services drove higher consumer ARPU, which increased 6 percent to $51 from $48 a year ago.

Customer Connections

New high-speed Internet, wireless and video subscribers continue to outpace pressure from retail lines. Qwest added 259,000 high-speed Internet, video and wireless subscribers in the quarter, driving an increase in net connections of 116,000, with over 300,000 additions to net connections for the year.

At the end of 2006, Qwest had a total of 13.8 million domestic access lines, down 6.4 percent from the end of 2005.

High-Speed Internet

Mass markets data and Internet revenues increased 12 percent sequentially and 45 percent year-over-year, driven by strong growth in high-speed Internet subscribers and increased migrations of subscribers to higher speed offerings. Qwest increased high-speed Internet subscribers by 165,000 in the fourth quarter compared to an increase of 140,000 in the fourth quarter 2005. For the full year 2006, Qwest added 658,000 subscribers — a 44 percent increase over 2005 and its best ever annual gain — for a total of 2.14 million subscribers.

Qwest benefited from strong demand for its “Price for Life” promotion, especially from dial-up users migrating to broadband. This promotion offers new Qwest ChoiceTM DSL Deluxe (1.5 Mbps) and Qwest Choice DSL Premium (3-5 Mbps) customers, who sign a two-year term commitment, a fixed price for life (unless they terminate, change service or change ISPs).

Digital Voice

During the year, the company launched its “digital voice” campaign to promote Qwest’s reliable, high-quality, integrated local and long-distance services. Qwest’s digital voice penetration, which is long-distance subscribers as a percent of retail local lines, expanded to 40 percent from 37 percent a year ago.

Mass markets long-distance revenue grew 6.6 percent over the year-ago quarter, and full-year revenue of $640 million grew 13.9 percent over 2005. Approximately 142,000 long-distance lines were added during the year for a total of 4.9 million subscribers.

Wireless

Wireless revenue grew 2.2 percent compared to the fourth quarter 2005 and full-year revenue of $557 million grew 5.7 percent over 2005. The company’s wireless subscriber base grew 20,000 in the quarter with total subscribers reaching 801,000.

During the quarter, Qwest introduced two new national wireless plans that feature no automatic roaming charges, free Unlimited Nights and Weekends starting at 9 p.m., and the ability to add multiple lines to a shared plan for just $9.99 each. In addition, Qwest launched an enhanced customer assistance service that provides wireless customers access to information such as driving directions, weather and movie listings.

DIRECTV® Alliance

Qwest added 78,000 net DIRECTV subscribers in the quarter for a total of 366,000, a nearly 200 percent increase in total customers from the end of 2005. Qwest and DIRECTV’s strategic relationship allows Qwest to offer DIRECTV digital satellite television services to residential customers across the entire Qwest 14-state region.

Enterprise

During the quarter, Qwest signed agreements with a number of enterprise and government customers for national voice, data and IP solutions. Most notably, Qwest signed contracts with the U.S. Department of Defense’s Defense Information Systems Agency (DISA) for private line, the State of Idaho for long-distance and DIRECTV for metro optical wavelength.

Customer Service

Qwest continues to receive recognition for its efforts to deliver an exceptional customer experience. In the Spokane Business Catalyst magazine’s first-ever annual “Best of Business” resource guide issue, small and medium-sized businesses named Qwest the “Best Internet Services Provider” and awarded Qwest the silver in the “Best Web Hosting Provider” category.

In November, Qwest received its fifth consecutive ranking as the top performer in the local telecommunications carrier segment for directory-assistance services according to the Paisley National Directory Assistance Performance Index (SM). The Paisley Index measures database accuracy, customer call fulfillment and overall customer service of national directory-assistance providers.

In the second part of Yankee Group’s U.S. International Carrier Scorecard, Qwest ranked fourth among eight international communications service providers and third among U.S.-based providers. This position represents a notable improvement over its sixth-place ranking among international carriers in the 2004 report.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EST with Richard C. Notebaert, Qwest chairman and CEO, and Oren G. Shaffer, Qwest vice chairman and CFO. A live webcast and replay of the call is available at www.qwest.com/about/investor/events.

About Qwest

Qwest offers a unique and powerful combination of voice and data solutions for businesses, government agencies and consumers — locally and throughout the country.  Customers coast to coast are turning to Qwest’s industry-leading national fiber optic network and its Spirit of Service for quality products and superior customer experience.  For more information on Qwest, and its various operating subsidiaries, please go to www.qwest.com

# # #

Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are or were the subject of governmental investigations; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Nick Sweers	Stephanie Comfort
	303-992-2085	800-567-7296
	Nicholas.Sweers@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN MILLIONS  EXCEPT PER SHARE AMOUNTS, SHARES IN THOUSANDS)

(UNAUDITED)

	Three Months Ended			Years Ended
	December 31,		%	December 31,		%
	2006	2005	Change	2006	2005	Change

Operating revenue	$3,488	$3,480	0.2%	$13,923	$13,903	0.1%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,415	1,451	(2.5)%	5,607	5,836	(3.9)%
Selling, general and administrative	993	1,050	(5.4)%	3,991	4,147	(3.8)%
Depreciation and amortization	695	758	(8.3)%	2,770	3,065	(9.6)%
Total operating expenses	3,103	3,259	(4.8)%	12,368	13,048	(5.2)%
Other expense (income)—net:
Interest expense—net	284	338	(16.0)%	1,169	1,483	(21.2)%
Loss on early retirement of debt—net	1	430	(99.8)%	5	462	(98.9)%
Gain on sale of assets	(65)	(6)	nm	(68)	(263)	(74.1)%
Other—net	(20)	(32)	(37.5)%	(108)	(67)	61.2%
Total other expense (income)—net	200	730	(72.6)%	998	1,615	(38.2)%
Income (loss) before income taxes and cumulative effect of changes in accounting principles	185	(509)	nm	557	(760)	nm
Income tax benefit	9	3	(200.0)%	36	3	nm
Income (loss) before cumulative effect of changes in accounting principles	194	(506)	nm	593	(757)	nm
Cumulative effect of changes in accounting principles—net of taxes	—	(22)	nm	—	(22)	nm
Net income (loss)	$194	$(528)	nm	$593	$(779)	nm

Basic income (loss) per share:
Income (loss) before cumulative effect of changes in accounting principles	$0.10	$(0.27)	nm	$0.31	$(0.41)	nm
Cumulative effect of changes in accounting principles—net of taxes	—	(0.01)	nm	—	(0.01)	nm
Basic income (loss) per share	$0.10	$(0.28)	nm	$0.31	$(0.42)	nm

Diluted income (loss) per share:
Income (loss) before cumulative effect of changes in accounting principles	$0.10	$(0.27)	nm	$0.30	$(0.41)	nm
Cumulative effect of changes in accounting principles—net of taxes	—	(0.01)	nm	—	(0.01)	nm
Diluted income (loss) per share	$0.10	$(0.28)	nm	$0.30	$(0.42)	nm

Weighted average shares outstanding:
Basic	1,900,925	1,861,684	2.1%	1,889,857	1,836,374	2.9%
Diluted	1,992,133	1,861,684	7.0%	1,971,545	1,836,374	7.4%

nm - percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$1,241	$846
Short-term investments	248	101
Other current assets	2,165	2,217
Total current assets	3,654	3,164
Property, plant and equipment—net and other assets	17,585	18,333
Total assets	$21,239	$21,497

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current borrowings	$1,686	$512
Accounts payable and other current liabilities	3,474	3,723
Total current liabilities	5,160	4,235
Long-term borrowings—net	13,206	14,968
Other long-term liabilities	4,318	5,511
Total liabilities	22,684	24,714
Stockholders’ deficit	(1,445)	(3,217)
Total liabilities and stockholders’ deficit	$21,239	$21,497

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Years Ended
	December 31,
	2006	2005

Cash provided by operating activities	$2,789	$2,313

Cash used for investing activities	(1,700)	(459)

Cash used for financing activities	(694)	(2,159)

Increase (decrease) in cash and cash equivalents	$395	$(305)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the Three Months Ended December 31,		%	Years Ended December 31,		%
	2006	2005	Change	2006	2005	Change
OPERATING REVENUE (1)
Wireline services revenue:
Voice services:
Local voice services:
Mass markets	$966	$1,035	(6.7)%	$4,004	$4,197	(4.6)%
Business	298	311	(4.2)%	1,226	1,272	(3.6)%
Wholesale	161	180	(10.6)%	682	757	(9.9)%
Total local voice services	1,425	1,526	(6.6)%	5,912	6,226	(5.0)%
Long-distance services:
Mass markets	162	152	6.6%	640	562	13.9%
Business	133	138	(3.6)%	554	568	(2.5)%
Wholesale	265	268	(1.1)%	1,059	1,086	(2.5)%
Total long-distance services	560	558	0.4%	2,253	2,216	1.7%
Access services	132	162	(18.5)%	550	664	(17.2)%
Total voice services	2,117	2,246	(5.7)%	8,715	9,106	(4.3)%
Data and Internet services:
Mass markets	253	174	45.4%	875	626	39.8%
Business	593	584	1.5%	2,338	2,305	1.4%
Wholesale	375	329	14.0%	1,400	1,298	7.9%
Total data and Internet services	1,221	1,087	12.3%	4,613	4,229	9.1%
Total wireline services revenue	3,338	3,333	0.2%	13,328	13,335	(0.1)%
Wireless services revenue	141	138	2.2%	557	527	5.7%
Other services revenue	9	9	—	38	41	(7.3)%
Total operating revenue	$3,488	$3,480	0.2%	$13,923	$13,903	0.1%
Capital expenditures (in millions) (2)	$406	$503	(19.3)%	$1,632	$1,613	1.2%
Total employees	38,383	39,641	(3.2)%
Consumer ARPU (in dollars) (3)	$50.81	$47.57	6.8%
In-Region long distance lines (in thousands)	4,920	4,778	3.0%
High-speed Internet:
Subscribers (in thousands) (4)	2,138	1,480	44.5%
Qualified households/businesses (in millions)	7.2	7.2	—
Wireless: (5)
Total wireless services revenue	$141	$138	2.2%
End of period subscribers (in thousands)	801	770	4.0%
ARPU (in dollars)	$50	$51	(2.0)%
Access lines (in thousands): (1) (6)
Business access lines
Retail lines	2,870	2,969	(3.3)%
Resold lines	1,495	1,710	(12.6)%
Total business access lines	4,365	4,679	(6.7)%
Mass markets access lines
Consumer primary lines	7,333	7,851	(6.6)%
Consumer additional lines	770	913	(15.7)%
Small business lines	1,327	1,296	2.4%
Total mass markets access lines	9,430	10,060	(6.3)%
Total access lines	13,795	14,739	(6.4)%

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the Three Months Ended December 31,		%
	2006	2005	Change
Mass markets retail connections (in thousands):
Mass markets access lines	9,430	10,060	(6.3)%
High-speed Internet subscribers (4)	2,138	1,480	44.5%
Video subscribers (7)	424	178	138.2%
Wireless subscribers	801	770	4.0%
Total mass markets retail connections	12,793	12,488	2.4%
Minutes of use from carriers and CLECs (in millions)	11,765	12,796	(8.1)%

(1)             Certain prior year revenue and access line amounts have been reclassified to conform to the current year presentation.

(2)             Capital expenditures exclude assets acquired through capital leases.

(3)             Consumer ARPU (Average Revenue Per Unit) is measured as consumer wireline revenue in the period divided by the average number of primary access lines for the period.  We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets channel on a per-customer basis.   We use ARPU internally to assess the revenue performance of our consumer business within our mass markets channel and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our wireline services segment revenue or any other measure determined in accordance with GAAP.

(4)             High-speed Internet subscribers count does not include out-of-region subscribers. The 2006 high-speed Internet count includes 18,000 subscribers which relate to 2005 and 2004 activity.  Had these subscribers been included in 2005, the subscriber count and the percentage change would have been 1,498 and 42.7%, respectively.

(5)             Wireless ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless services revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period. We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis. We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless services segment revenue or any other measure determined in accordance with GAAP. Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	Three Months Ended December 31,		%
	2006	2005	Change
ARPU is calculated as follows:
Total quarterly wireless services revenue (in millions)	$141	$138	2.2%
Less: quarterly non-recurring revenue (in millions)	(22)	(22)	—
Quarterly recurring revenue (in millions)	119	116	2.6%
Average monthly recurring revenue (in millions)	40	39	2.6%
Divided by quarterly average wireless services subscribers (in thousands)	790	759	4.1%
Wireless services ARPU (in dollars)	$50	$51	(2.0)%

(6)             Access lines were reclassified during 2006 to conform to our revenue channel presentation. Resold lines include UNE lines, unbundled loops and public pay phone lines. Retail lines at December 31, 2005 reflect a decline of 32,000 lines related to affiliate disconnects.

(7)             Video subscribers have been adjusted by approximately 35,000 and 5,000 subscribers as of December 31, 2006 and 2005, respectively, to conform to our current presentation of video subscribers.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(DOLLARS IN MILLIONS)

(UNAUDITED)

	For the		As of and for the
	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Segment income:
Operating revenue	$3,488	$3,480	$13,923	$13,903
Cost of sales (exclusive of depreciation and amortization)	(1,415)	(1,451)	(5,607)	(5,836)
Selling, general and administrative	(993)	(1,050)	(3,991)	(4,147)
Segment income	$1,080	$979	$4,325	$3,920

EBITDA—as adjusted: (1)
EBITDA—as adjusted	$1,080	$1,053	$4,390	$4,034
Less: Restructuring, realignment and severance related costs	—	(74)	(65)	(114)

EBITDA: (1)
EBITDA	$1,080	$979	$4,325	$3,920
Depreciation and amortization	(695)	(758)	(2,770)	(3,065)
Total other expense—net	(200)	(730)	(998)	(1,615)
Income tax benefit	9	3	36	3
Cumulative effect of changes in accounting principles— net of taxes	—	(22)	—	(22)
Net income (loss)	$194	$(528)	$593	$(779)

EBITDA margin: (1)
EBITDA	$1,080	$979	$4,325	$3,920
Divided by total operating revenue	$3,488	$3,480	$13,923	$13,903
EBITDA margin	31.0%	28.1%	31.1%	28.2%

EBITDA margin—as adjusted: (1)
EBITDA—as adjusted	$1,080	$1,053	$4,390	$4,034
Divided by total operating revenue	$3,488	$3,480	$13,923	$13,903
EBITDA margin—as adjusted	31.0%	30.3%	31.5%	29.0%

Free cash flow from operations: (2)
Cash provided by operating activities	$860	$725	$2,789	$2,313
Less: expenditures for property, plant and equipment	(406)	(503)	(1,632)	(1,613)
Free cash flow from operations	454	222	1,157	700
Add: certain one-time settlements	140	204	240	204
Free cash flow from operations—as adjusted	$594	$426	$1,397	$904

Net debt: (3)
Current borrowings			$1,686	$512
Long-term borrowings—net			13,206	14,968
Total borrowings—net			14,892	15,480

Less: cash and cash equivalents			1,241	846
Less: short-term investments			248	101
Less: long-term investments			—	—
Net debt			$13,403	$14,533

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(DOLLARS IN MILLIONS)

(UNAUDITED)

1)                 EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin are non-GAAP financial measures. Other companies may calculate these measures (or similarly titled measures) differently.  We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

                           EBITDA for the three months and year ended December 31, 2006 includes $0 million and $65 million in restructuring, realignment and severance related costs, respectively.  EBITDA for the three months and year ended December 31, 2005 includes $74 million and $114 million in restructuring, realignment and severance related costs, respectively.

(2)             Free cash flow from operations is a non-GAAP financial measure that indicates cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measure provides useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because it reflects cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet. This is of particular relevance for our business given our significant debt balance. We also use free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. Free cash flow from operations is not a measure determined in accordance with GAAP and should not be considered as a substitute for “operating income” or “net cash provided by operating activities” or any other measure determined in accordance with GAAP. Due to the forward-looking nature of expected free cash flow amounts for 2007, information to reconcile this non-GAAP financial measure is not available at this time.

(3)             Net Debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents and short and long-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.